Exhibit 99.1

Interim Phase 1 Data on RH1 Presented at AACR-NCI-EORTC Conference

Westminster, Colo., November 17, 2005 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced the presentation of interim data from an on-going, multi-center, Phase 1 dose escalation study of the Company’s anti-cancer agent RH1.  Dr. Malcom Ranson, M.D. of Christie Hospital and the Paterson Institute for Cancer Research, Manchester, UK, presented the findings in a poster presentation today at the 17th Annual AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Philadelphia, PA.

In abstract #C205, titled “Phase 1 Pharmacokinetic (PK) and Pharmacodynamic (PD) data of the Bioreductive drug RH1,” Dr. Ranson and colleagues presented an update of the on-going Phase 1 trial designed to determine the toxicity profile, maximum tolerated dose (MTD) and dose limiting toxicity of RH1 in adult patients with advanced solid tumors.  At this interim analysis, 15 patients have received RH1 daily for five days every three weeks at doses ranging from 40 microg/m2 to 1905 microg/m2 for up to six cycles.  RH1 was well tolerated at doses up to 1430 microg/m2.   Clinically significant toxicities observed to date include neutropenia, thrombocytopenia and mild to moderate phlebitis.  No objective tumor responses have been observed thus far.  However, significant, accumulative dose-dependent DNA cross-linking has been seen in peripheral blood lymphocytes at all doses greater than or equal to 200 microg/m2.  DNA cross linking studies are presently being extended to tumor samples.  An expanded cohort is on-going at 1430 microg/m2 to confirm this dose as the MTD.

Study Design

In this Phase 1 study, patients with advanced solid tumors refractory to other chemotherapy regimens are administered increasing doses of RH1. RH1 is administered as a 10 – 30 minute intravenous infusion (IV) on day 1 – 5 every three weeks for up to six cycles. Toxicity is assessed using the National Cancer Institute Common Toxicity Criteria (NCI-CTC).

About RH1

RH1 is a small molecule chemotherapeutic agent that is bioactivated by the enzyme DT-diaphorase, or DTD, which is over-expressed in many tumors relative to normal tissue, including lung, colon, breast and liver tumors.  The bioactivated form is a potent cytotoxic agent that induces DNA inter-strand cross-linking.  Because RH1 is bioactivated in the presence of DTD, it has the potential to provide targeted drug delivery to these tumor types while limiting the toxicity to normal tissue.  RH1 has undergone in vivo testing by the Departmental Therapeutics Program of the National Cancer Institute and has demonstrated significant activity in both NSCLC and ovarian xenograft models.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (NASDAQ: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer.  The Company’s lead product candidate, EFAPROXYN™ (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy.  EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer.  The Company’s other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma;  and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors.  For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements concerning the potential for RH1 to provide targeted drug delivery to selected tumor types while limiting the toxicity to normal tissue; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that clinical trials may not demonstrate that RH1 is both safe and more effective than current standards of care; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; that the safety and/or efficacy results of clinical trials for RH1 will not support an application for marketing approval in the United States or any other country; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for RH1 or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYNTM and the Allos logo are trademarks of Allos Therapeutics, Inc.

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Contact:

Jennifer Neiman
Manager, Corporate Communications

Allos Therapeutics

720-540-5227

jneiman@allos.com